Exhibit 23.2

Consent of Independent Auditors

The Board of Trustees

Chesapeake Lodging Trust:

We consent to the use of our report dated December 15, 2011, with respect to the consolidated balance sheets of WTCC City Center Mezz V, LLC as of December 31, 2010 and 2009, and the related consolidated statements of operations, members’ capital, and cash flows for the years then ended, which report appears in the Form 8-K/A of Chesapeake Lodging Trust filed December 19, 2011, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

August 13, 2012